As Filed with the Securities and Exchange Commission on November 29, 2000
                                                   Registration No. 333-
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                       Community Home Mortgage Corporation
                 (Name of small business issuer in its charter)

           New York                        6162                   13-3495610
  (State or jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

     510 Broadhollow Road, Melville, New York 11747, telephone 631-391-9100
          (Address and telephone number of principal executive offices)

                 510 Broadhollow Road, Melville, New York 11747
                   (Address of principal place of business or
                     intended principal place of business)

         Ira Silverman, 510 Broadhollow Road, Melville, New York 11747,
                             telephone 631-391-9100
            (Name, address and telephone number of agent for service)

                                   Copies to:

    Howard M. Sommers, Esq.                        James R. Kruse
   444 Madison Avenue, 17th Floor                 Kevin C. Timken
    New York City, NY 10022                 Kruse, Landa & Maycock, L.L.C.
   Telephone: (212) 935-9060                 50 West Broadway, 8th Floor
   Facsimile: (212) 421-1650                   Salt Lake City, UT 84101
                                              Telephone (801) 531-7090
                                              Facsimile: (801) 531-7091

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                    Proposed maximum        Proposed maximum
 Title of each class of securities to          Amount              offering price per       aggregate offering     Amount of
             be registered                to be registered                unit                  price(1)        registration fee
--------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.01                           500,000                   $0.47               $235,000                 $62.04
par value per share
--------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933 based on the per share book value of Registrant as of June 30, 2000.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                                  [insert logo]
                               eSAFETYWORLD, Inc.
                                80 Orville Drive
                                Bohemia, New York
                               November [ ], 2000

To all eSAFETYWORLD, Inc. Stockholders:

         On November 9, 2000, the Board of Directors of eSAFETYWORLD, Inc. ("eSAFETYWORLD") declared a dividend of 234,615 shares of Community Home Mortgage Corporation ("Community Home Mortgage") which will result in Community Home Mortgage becoming a separate, publicly-traded company.

         If you are a stockholder of eSAFETYWORLD as of the close of business on [_____________], 2000, the record date for the dividend, stock certificates representing your shares in Community Home Mortgage will be mailed to you on or about [__________], 2000. For every 13 shares of eSAFETYWORLD that you hold as of the close of business on this date, you will receive one share of Community Home Mortgage, except that no fractional shares will be issued. The eSAFETYWORLD certificates that you currently hold will continue to represent your investment in eSAFETYWORLD.

         Shares of Community Home Mortgage will trade on the Over-the-Counter Bulletin Board ("OTCBB") as soon as possible after the effective date the shares are distributed to you. The proposed symbol for Community Home Mortgage will be "CHMC." Shares of eSAFETYWORLD will continue to trade on the Nasdaq under the symbol "SFTY."

         Detailed information on Community Home Mortgage and the spin-off plan is contained in the accompanying document, which we suggest that you read for information purposes.

         The Board  believes the spin-off  will  increase the value of Community
Home  Mortgage  common  stock  and  provide   potential  value  to  eSAFETYWORLD
stockholders.

                                   Sincerely,

                                   Edward A. Heil
                                   President and
                                   Chief Executive Officer
                                   eSAFETYWORLD, Inc.

                [Community Home Mortgage Corporation letterhead]

Dear new Community Home Mortgage Corporation Stockholder:

Welcome as a new stockholder of Community Home Mortgage Corporation.

The enclosed information provides important details about our company. We urge you to read it carefully and to follow our progress closely. We welcome your support and questions. Please feel free to contact me at any time at our corporate offices.

Sincerely,

Community Home Mortgage Corporation

Ira Silverman
President

                Subject To Completion, Dated November [__], 2000

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                500,000 Shares of

                       Community Home Mortgage Corporation

                                  Common Stock

         eSAFETYWORLD, Inc. is distributing to its stockholders of record on the record date of [___________], 2000, 234,615 shares of common stock of Community Home Mortgage Corporation. The distribution will be pro rata to the eSAFETYWORLD stockholders based on the number of shares owned by each. eSAFETYWORLD stockholders will receive one Community Home Mortgage share for each 13 shares held. Fractional shares will be rounded to the nearest whole share. eSAFETYWORLD will send Community Home Mortgage stock certificates to the eSAFETYWORLD stockholders on about [__________], 2000.

         eSAFETYWORLD stockholders are not required to take any action to receive their shares of Community Home Mortgage common stock. No consideration will be paid by holders of eSAFETYWORLD common stock for shares of Community Home Mortgage common stock.

         This prospectus also relates to the resale of 265,385 shares of Community Home Mortgage common stock by the stockholders named under the caption "Selling Stockholders" on page 30. The selling stockholders may offer and sell from time to time common stock using this prospectus in transactions:

         o        on the over-the-counter market or otherwise;

         o at market prices, which may vary during the offering period, or at negotiated prices; and

         o in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, or otherwise.

The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares.

         There currently is no public market for the Community Home Mortgage stock, and neither eSAFETYWORLD nor Community Home Mortgage can assure that a trading market will develop. Community Home Mortgage is applying to have its common stock quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "CHMC" effective at the time of the distribution. See "The Distribution."

         The ownership of Community Home Mortgage common stock involves significant risks. See "Risk Factors" beginning on page 3.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is November [__], 2000.

         eSAFETYWORLD is not seeking approval by its stockholders of the distribution of the stock of Community Home Mortgage to the stockholders of eSAFETYWORLD. No approval by the stockholders of eSAFETYWORLD is required.

         This information does not constitute an offer to sell or the solicitation of an offer to buy any securities.

         You should rely on the information contained in this document. No person is authorized to give information that is not contained in this document. This document is not an offer to sell nor is it seeking an offer to buy these securities. This information is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

         Until [________], 2001 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         eSAFETYWORLD, the selling stockholders and any broker-dealers that participate in the Distribution of the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933. Any compensation received and any profits realized by eSAFETYWORLD, the selling stockholders or such broker-dealers may be considered underwriting discounts and commissions under the Securities Act.

         Stockholders of eSAFETYWORLD with inquiries related to the Distribution should contact R. Bret Jenkins, the Chief Financial Officer of eSAFETYWORLD, at 80 Orville Drive, Bohemia, NY 11716. eSAFETYWORLD's telephone number is 631-244-1454.

         All common stock amounts give effect to Community Home Mortgage's 10,000-for-1 stock split effective November 3, 2000.

                                Table of Contents

Caption                                                                     Page
-------                                                                     ----

Questions and Answers about the Distribution and Related Matters.........    ii
Summary..................................................................     1
Risk Factors.............................................................     3
The Distribution.........................................................     6
Community Home Mortgage's Capitalization.................................    13
Community Home Mortgage Management's Discussion and Analysis of
  Financial Condition and Results of Operations..........................    14
Community Home Mortgage's Business.......................................    17
Community Home Mortgage's Management.....................................    25
Description of Community Home Mortgage's Common Stock....................    27
Securities of Certain Beneficial Owners and Management...................    29
Certain Transactions.....................................................    30
Selling Stockholders.....................................................    30
Plan of Resale...........................................................    31
Legal Matters............................................................    32
Experts..................................................................    32
Available Information....................................................    32
Index to Financial Statements of Community Home Mortgage Corporation.....   F-1

                              Questions and Answers
                   about the Distribution and Related Matters

         The following section answers various questions that you may have about the pro rata distribution to eSAFETYWORLD stockholders of 234,615 shares of Community Home Mortgage common stock owned by eSAFETYWORLD. We refer to this distribution in this document as the "Distribution."

Q1:      What is the Distribution?

A: The Distribution is the method by which eSAFETYWORLD will spin-off shares held by it in Community Home Mortgage resulting in Community Home Mortgage becoming a publicly-traded company. According to the terms of the Distribution, eSAFETYWORLD will distribute to its stockholders, as of the close of business on [______________], 2000, in a dividend, one share of Community Home Mortgage common stock for every 13 shares of eSAFETYWORLD common stock held on [______________], 2000.

Q2:      What is Community Home Mortgage?

A: Community Home Mortgage is a mortgage banker that is licensed to operate in 42 states. In 1999, it funded mortgages and home improvement loans having an aggregate principal balance of approximately $171,000,000. As is typical of mortgage bankers, Community Home Mortgage sells the loans that it funds. Community Home Mortgage is located in Melville, New York, and was founded in 1988.

Q3:      Why is eSAFETYWORLD effecting the Distribution?

A: eSAFETYWORLD is effecting the Distribution because it believes that the Distribution may result in an increase in the value of Community Home Mortgage common stock and provide potential value to eSAFETYWORLD's stockholders.

Q4:      What is the tax effect of the Distribution?

A: eSAFETYWORLD believes that the Distribution should qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. Neither eSAFETYWORLD nor Community Home Mortgage has obtained a written opinion of counsel regarding the tax-free nature of the spin-off. If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, each eSAFETYWORLD stockholder receiving shares of Community Home Mortgage common stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the Community Home Mortgage common stock received.

Q5:      What will eSAFETYWORLD stockholders receive in the Distribution?

A: In the Distribution, eSAFETYWORLD stockholders will receive one share of Community Home Mortgage common stock for every 13 shares of eSAFETYWORLD common stock they own on [______________], 2000. Immediately after the Distribution, eSAFETYWORLD's stockholders will still own their shares of eSAFETYWORLD common stock. Shares of eSAFETYWORLD common stock will represent stockholders' interests in the business of eSAFETYWORLD, and shares of Community Home Mortgage common stock that stockholders receive in the Distribution will represent their interests in the Community Home Mortgage business.

Q6:      What happens to eSAFETYWORLD shares after the Distribution?

A: After the Distribution, shares of eSAFETYWORLD common stock will continue to represent ownership of the businesses of eSAFETYWORLD and will continue to be traded on the Nasdaq SmallCap Market under the ticker symbol "SFTY."

Q7:      What does an eSAFETYWORLD stockholder need to do now?

A: eSAFETYWORLD stockholders do not need to take any action. The approval of the eSAFETYWORLD stockholders is not required to effect the Distribution, and eSAFETYWORLD is not seeking a proxy from any stockholders. eSAFETYWORLD stockholders should not send in their eSAFETYWORLD share certificates to effect the Distribution. eSAFETYWORLD stockholders will automatically receive their shares of Community Home Mortgage common stock shortly following the Distribution.

Q8:      Where can eSAFETYWORLD stockholders get more information?

A: eSAFETYWORLD stockholders with additional questions related to the Distribution should contact R. Bret Jenkins, the Chief Financial Officer of eSAFETYWORLD, at eSAFETYWORLD, Inc., 80 Orville Drive, Bohemia, New York 11716. eSAFETYWORLD's telephone number is 631-254-1454.

                                     Summary

         The following is a summary of certain information contained in this document. While this summary provides an accurate description of all material information included in this document, it is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this document. Certain capitalized terms used in this summary are defined elsewhere in this document.

Why You Were Sent This Document

         eSAFETYWORLD sent you this document because you were an owner of eSAFETYWORLD common stock on [______________], 2000. Holders of record of eSAFETYWORLD common stock, as of the close of business on [______________], 2000, will be entitled to receive a pro rata distribution of one share of Community Home Mortgage for every 13 shares of eSAFETYWORLD common stock held. No action is required on your part to participate in the Distribution, and you are not required to pay cash or other consideration to receive your Community Home Mortgage shares. No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy, and you are requested NOT to send us a proxy.

         This document describes Community Home Mortgage's business, how this transaction benefits eSAFETYWORLD's stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Community Home Mortgage shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and Community Home Mortgage's business, which are described in this document beginning on page 3.

Forward-Looking Statements

         This document and other materials filed or to be filed by eSAFETYWORLD or Community Home Mortgage with the Securities and Exchange Commission, referred to as the "SEC," as well as information included in oral statements or other written statements made or to be made by eSAFETYWORLD and Community Home Mortgage, contain statements that are "forward-looking." These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities, as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, beliefs or expectations of Community Home Mortgage, as well as its respective directors or officers.

         Stockholders and readers are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to:

         o the level of demand for mortgage credit, insurance and securities products, which is affected by such external factors as the level of interest rates, the strength of the various segments of the economy and demographics of our markets;

         o        the direction of interest rates;

         o the relationship between mortgage interest rates and the cost of funds;

         o federal and state regulation of mortgage banking, closing services, capital markets and the insurance industry; and

         o competition within the mortgage banking industry, capital markets and insurance industries.

Summary of Community Home Mortgage's Business

         Community Home Mortgage is a New York corporation founded in 1988 as Esquire Funding Group, Inc. It changed its name to Community Home Mortgage Corporation in 1993. It is a licensed mortgage banker operating in 42 states. In 1999, it funded mortgages and home improvement loans having an aggregate principal balance of $171,000,000. As is typical of mortgage bankers, Community Home Mortgage sells the loans that it funds. Its corporate office is located at 510 Broadhollow Road, Melville, New York 11747, and its telephone number is 631-391-9100.

Community Home Mortgage Summary Financial Data

         The following data is qualified in its entirety by the financial statements of Community Home Mortgage and other information contained elsewhere in this document. The following financial data should also be read in conjunction with, and is qualified in its entirety by, the information set forth under "Community Home Mortgage Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Balance Sheet Data (rounded):
                                                             September 30, 2000          December 31, 1999
                                                          -------------------------- ---------------------------
                                                                 (unaudited)
    Current assets.....................................              $18,725,000              $16,408,000
    Total assets.......................................               19,940,000               17,558,000
    Warehouse notes payable............................               16,700,000               13,891,000
    Total liabilities..................................               17,934,000               15,134,000
    Stockholders' equity...............................                2,506,000                2,424,000

     Income Statement Data (rounded):
                                           Year ended December 31           Nine months ended September 30
                                     ------------------------------------ ------------------------------------
                                           1999               1998              2000               1999
                                     ------------------ ----------------- ------------------ -----------------
                                                                               (unaudited)        (unaudited)
     Revenue........................     $10,776,000        $8,701,000       $8,625,000         $8,125,000
     Operating expenses.............      10,747,000         9,008,000        8,535,000          7,960,000
     Net income.....................          17,000          (196,000)*         82,000            120,000
----------------------

* The operating loss in 1998 includes charges of $627,000 relating to the start-up of the home improvement loan division.

                                  Risk Factors

         In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to Community Home Mortgage and the Distribution.

Recipients of the Distribution may be confronted by potential taxation matters

         eSAFETYWORLD believes that the Distribution should qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. Neither eSAFETYWORLD nor Community Home Mortgage has obtained a written opinion of counsel regarding the tax-free nature of the spin-off. If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, each eSAFETYWORLD stockholder receiving shares of Community Home Mortgage common stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the Community Home Mortgage common stock received. See "The Distribution--Federal Income Tax Consequences of the Distribution."

The trading price of Community Home Mortgage common stock is likely to be subject to significant fluctuations

         There can be no assurance as to the prices at which the Community Home Mortgage common stock will trade before, on or after the Distribution date. Until the Community Home Mortgage common stock is fully distributed and an orderly market develops in the Community Home Mortgage common stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the Community Home Mortgage common stock will be determined in the marketplace and may be influenced by many factors, including:

         o the depth and liquidity of the market for Community Home Mortgage common stock,

         o developments affecting the business of Community Home Mortgage generally and the impact of those factors referred to below in particular,

         o        investor perception of Community Home Mortgage, and

         o        general economic and market conditions.

Community Home Mortgage common stock has no prior trading market or liquidity

         Prior to the date of this document, there has not been any established trading market for Community Home Mortgage common stock. Application will be made to list the shares of Community Home Mortgage common stock on the OTCBB under the symbol "CHMC." Community Home Mortgage cannot predict the likelihood of the application being accepted. If the application is accepted, Community Home Mortgage cannot predict the extent to which investor interest in the company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

Community Home Mortgage has realized only limited operating profits

         Community Home Mortgage operates in a competitive industry, has realized limited levels in profitability in each of the past two years and has an accumulated deficit at September 30, 2000. There are no assurances that Community Home Mortgage will remain profitable in the future.

Ira Silverman has complete operating control

         Following the completion of the Distribution, Ira Silverman, Community Home Mortgage's president, will own or control approximately 90% of the outstanding common stock. Therefore, Mr. Silverman will be able to control all votes of stockholders and elections of members of the board of directors.

Community Home Mortgage is heavily dependent on warehouse financing

         Community Home Mortgage currently borrows substantially all of the proceeds that it uses to fund mortgage loans pursuant to three warehouse financing facilities aggregating $30.0 million. These borrowings are, in turn, repaid with the proceeds received by Community Home Mortgage from selling the mortgage loans in pools or individual whole loan sales to institutional investors, usually within 30 days of when the loan is funded. The warehouse facilities are renewable annually and expire on dates ranging through December 2001. The borrowings thereunder are collateralized by specific mortgage loans held for sale to institutional investors and are guaranteed by Ira Silverman. The amount outstanding under the warehouse facilities at September 30, 2000, was $16,700,000. Any failure to renew or obtain adequate funding under its current warehouse facilities, or any substantial reduction in the size of or increase in the cost of such facilities, would have a material adverse effect on the Community Home Mortgage's business, financial condition and results of operations because it would limit or reduce Community Home Mortgage's ability to fund mortgage loans.

Community Home Mortgage's operations are directly linked to prevailing economic conditions

         Community Home Mortgage's business will be adversely affected by periods of economic slowdown or recession that may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings by negatively affecting loan-to-value ratios of the home equity collateral. To the extent that loan-to-value ratios of the home equity collateral of prospective borrowers do not meet Community Home Mortgage's underwriting criteria, the volume of loans funded could decline. A decline in loan origination volumes would have a material adverse effect on Community Home Mortgage's business, financial condition and results of operations. In addition, changes in the level of consumer confidence, real estate values and prevailing interest rates, each of which tend to be affected by an economic slowdown, could adversely affect the level and amount of consumer borrowing. Furthermore, investment returns of investors purchasing mortgages are affected by, among other things, the actual rates of delinquencies and foreclosures of the mortgages they purchase, which could make mortgage loans less attractive to investors during periods when such delinquencies and foreclosures are increasing.

Community Home Mortgage Operations are heavily affected by the level of prevailing interest rates

         Community Home Mortgage's profitability may be directly affected by the levels of and fluctuations in interest rates. The operations and profitability of Community Home Mortgage are likely to be adversely affected during any period of unexpected or rapid changes in interest rates.

Operations are heavily dependent on the contributions of Ira Silverman and Daniel Silverman

         Community Home Mortgage's future prospects are highly dependent on the ongoing involvement and participation of Ira Silverman, its president, and Daniel Silverman, its executive vice president. The loss of the services of either or both of these officers could have a material adverse effect on the future operations and financial condition of Community Home Mortgage.

Community Home Mortgage has issued preferred stock with preferential rights to its common stock

         Community Home Mortgage has issued and outstanding 102 shares of Class A Preferred Stock and 40 shares of Class B Preferred Stock, with liquidation preferences of $10,000 and $25,000 per share, respectively. Therefore, on liquidation or termination of the company, an aggregate of $2,020,000 in assets would be distributed to the holders of the currently issued and outstanding Class A and Class B Preferred Stock, after payment of all of the Company's obligations, prior to any distribution to the holders of Common Stock. The Class A and Class B Preferred Stock do not vote, except as otherwise required by the corporate statutes of New York. If the Company seeks to amend its certificate of incorporation to change the provisions relating to the Class A or Class B Preferred Stock or to approve provisions that would require a class vote if they were contained in an amendment to the certificate of incorporation, the approval of the Class A and Class B Preferred Stock affected thereby, voting as separate classes, would be required. Consequently, the holders of a relatively minor number of shares of Class A or Class B Preferred Stock may be able to block such proposals, even in circumstances where they would be in the best interests of the holders of common stock. (See "Description of Community Home Mortgage Capital Stock.")

                                The Distribution

Introduction

         On November 9, 2000, the board of directors of eSAFETYWORLD approved a plan to distribute 234,615 shares of common stock of Community Home Mortgage common stock held by eSAFETYWORLD to all holders of outstanding eSAFETYWORLD common stock. The eSAFETYWORLD board of directors formally declared a dividend payable to each holder of record of eSAFETYWORLD common stock at the close of business on the record date of one share of Community Home Mortgage common stock for every 13 shares of eSAFETYWORLD common stock held as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Community Home Mortgage common stock in connection with the Distribution.

         On or before the Distribution date, eSAFETYWORLD will deliver the shares of Community Home Mortgage common stock to be distributed to the Distribution agent for transfer and distribution to the holders of record of eSAFETYWORLD common stock as of the close of business on the record date. The Distribution is expected to be made on or about [______], 2000.

Reasons for the Distribution

         In September 2000, eSAFETYWORLD signed an agreement to provide certain business and financial consulting services relating to web-centric marketing systems and e-commerce applications to Community Home Mortgage.

         In agreeing to assist Community Home Mortgage, eSAFETYWORLD considered the following key factors:

         o eSAFETYWORLD's management team has developed significant expertise that it believed could be applied to other industries, without detracting from its primary focus of serving the industrial safety, laboratory supply and cleanroom markets;

         o eSAFETYWORLD retains its strong liquidity compared to its projected requirements, so it was appropriate to consider non-cash consideration for the services to be provided;

         o eSAFETYWORLD believed it important that Community Home Mortgage retain its cash resources to capitalize on the expanded marketing opportunities that eSAFETYWORLD may help to create; and

         o eSAFETYWORLD might maximize the long-term financial return to its stockholders by obtaining stock in Community Home Mortgage and distributing it to its stockholders.

Based on these considerations, eSAFETYWORLD agreed to accept an aggregate of 375,000 shares of Community Home Mortgage common stock in consideration for the principal consulting services that it is providing. These 375,000 shares constitute approximately 6.8% of the issued and outstanding common stock of Community Home Mortgage at November 3, 2000. eSAFETYWORLD now proposes to distribute 234,615 shares of those shares of Community Home Mortgage stock to the eSAFETYWORLD stockholders, pro rata in proportion to the number of shares of eSAFETYWORLD held by each. Accordingly, the eSAFETYWORLD stockholders will receive one share of Community Home Mortgage for approximately each 13 shares of eSAFETYWORLD now held by them. eSAFETYWORLD will retain the 140,385 shares of Community Home Mortgage not distributed to the eSAFETYWORLD stockholders.

         eSAFETYWORLD believes that the Distribution of Community Home Mortgage shares and the resulting creation of a publicly-held corporation may increase the value of the Community Home Mortgage shares and may offer the stockholders of eSAFETYWORLD greater liquidity than if all 375,000 shares received by eSAFETYWORLD were retained by it. In addition, the Distribution will result in Community Home Mortgage becoming a publicly-traded company with equity securities that could be used in its compensation programs and to facilitate potential acquisitions and alliances.

         The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based on numerous assumptions with respect to the trading characteristics of the Community Home Mortgage common stock and the ability of Community Home Mortgage management to successfully take advantage of growth, acquisition and alliance opportunities. Many of those factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors."

Form of Transaction

         The Distribution is the method by which eSAFETYWORLD will spin-off shares of Community Home Mortgage resulting in Community Home Mortgage becoming a publicly-traded company. In the Distribution, eSAFETYWORLD will distribute to its stockholders 234,615 shares of common stock of Community Home Mortgage held by eSAFETYWORLD. After the Distribution, stockholders of eSAFETYWORLD will continue to own their shares in eSAFETYWORLD and the shares distributed to them in Community Home Mortgage.

         eSAFETYWORLD currently holds 375,000 shares of Community Home Mortgage's common stock, which represents 6.8% of the total number of Community Home Mortgage's shares of common stock outstanding. Following the Distribution, eSAFETYWORLD will continue to hold 140,385 shares of Community Home Mortgage's common stock.

         eSAFETYWORLD may be deemed to be an "underwriter" within the meaning of section 2(11) of the Securities Act of 1933. Any compensation received and any profits realized by eSAFETYWORLD may be considered underwriting discounts and commissions under the Securities Act.

Manner of Effecting the Distribution

         The Distribution will be made on the Distribution date to holders of record of eSAFETYWORLD common stock at the close of business on the record date. Based on the 3,050,000 shares of eSAFETYWORLD common stock outstanding as of [______________], 2000, the Distribution would consist of one share of Community Home Mortgage common stock for each 13 shares of eSAFETYWORLD held.

         eSAFETYWORLD will not deliver scrip evidencing a fractional share or pay any related amount to a stockholder who would be entitled to a fractional share. Instead, the number of shares of Community Home Mortgage stock to which each eSAFETYWORLD stockholder of record is entitled will be rounded to the nearest whole share. If, as a result of rounding, more than 234,615 shares are required to complete the Distribution, the required additional shares will be provided from the number to be retained by eSAFETYWORLD. Conversely, if less than 234,615 shares are required to complete the Distribution, the remainder will be added to the number retained by eSAFETYWORLD.

         Prior to the Distribution date, eSAFETYWORLD will deliver the shares of Community Home Mortgage common stock to be distributed to the Distribution agent for distribution. The Distribution agent will mail, on or about the Distribution date, certificates representing the shares of Community

Home Mortgage common stock to eSAFETYWORLD stockholders of record as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Community Home Mortgage common stock in connection with the Distribution.

         Holders of eSAFETYWORLD common stock will not be required to pay for shares of Community Home Mortgage common stock received in the Distribution, or to surrender or exchange certificates representing shares of eSAFETYWORLD common stock in order to receive shares of Community Home Mortgage common stock. No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy and you are requested NOT to send us a proxy.

         In order to be entitled to receive shares of Community Home Mortgage common stock in the Distribution, eSAFETYWORLD stockholders must be stockholders at the close of business on the record date.

Federal Income Tax Consequences of the Distribution

         eSAFETYWORLD believes that the Distribution qualifies as a tax-free spin-off under Section 355 of the Internal Revenue Code. As a tax-free spin-off:

         1. Holders of eSAFETYWORLD common stock would not recognize any income, gain or loss as a result of the Distribution.

         2. Holders of eSAFETYWORLD common stock will apportion the tax basis of their eSAFETYWORLD common stock between such eSAFETYWORLD common stock and the Community Home Mortgage common stock received in the Distribution in proportion to the relative fair market values of the stock on the Distribution date. eSAFETYWORLD will provide appropriate information as of the Distribution date to each holder of record of eSAFETYWORLD common stock as of the close of business on the record date enabling such holder to determine the tax basis of eSAFETYWORLD common stock and the tax basis of Community Home Mortgage common stock held by such holder.

         3. The holding period for the Community Home Mortgage common stock received in the Distribution by holders of eSAFETYWORLD common stock will include the period during which holders held the eSAFETYWORLD common stock with respect to which the Distribution was made, provided that the eSAFETYWORLD common stock is held as a capital asset on the Distribution date.

         4. The Distribution will not be treated as a taxable disposition of Community Home Mortgage by eSAFETYWORLD.

         If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax would be payable, based on the difference between (x) the fair market value of the Community Home Mortgage common stock and (y) the adjusted basis of such Community Home Mortgage common stock. eSAFETYWORLD will be liable for the resulting corporate tax.

         Furthermore, if the Distribution were not to qualify as a tax-free spin-off, each eSAFETYWORLD stockholder receiving shares of Community Home Mortgage common stock in the Distribution would be treated as if that stockholder had received a taxable distribution in an amount equal to the fair market value of Community Home Mortgage common stock received, which would result in:

         o a dividend to the extent of such stockholder's pro rata share of eSAFETYWORLD's current and accumulated earnings and profits;

         o a reduction in such stockholder's basis in eSAFETYWORLD common stock to the extent the amount received exceeds such stockholder's share of earnings and profits until such basis equals zero, and

         o a gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the amount treated as a reduction of the stockholder's basis in eSAFETYWORLD common stock. Any gain of this type will generally be capital gain if the eSAFETYWORLD common stock is held as a capital asset on the Distribution date.

         Current Treasury Department regulations require each holder of eSAFETYWORLD common stock who receives Community Home Mortgage common stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the Distribution. eSAFETYWORLD will convey the appropriate information as of the Distribution date to each holder of record of eSAFETYWORLD common stock as of the close of business on the record date.

         eSAFETYWORLD stockholders should consult their own advisers as to the specific tax consequences of the Distribution, including the application and effect of foreign, state and local tax laws.

Listing and Trading of Community Home Mortgage Common Stock

         Prior to the date of this document, there has not been any established trading market for Community Home Mortgage common stock. Application will be made to list the shares of Community Home Mortgage common stock on the OTCBB under the proposed symbol "CHMC." There can be no assurance as to the prices at which the Community Home Mortgage common stock will trade on or after the Distribution date. Until the Community Home Mortgage common stock is fully distributed and an orderly market develops, if ever, in the Community Home Mortgage common stock, the price at which it trades may fluctuate significantly. Prices for the Community Home Mortgage common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of Community Home Mortgage common stock, developments affecting the businesses of Community Home Mortgage generally, including the impact of the factors referred to in "Risk Factors," investor perception of Community Home Mortgage and general economic and market conditions.

         Shares of Community Home Mortgage common stock distributed to eSAFETYWORLD stockholders will be freely transferable, except for shares of Community Home Mortgage common stock received by persons who may be deemed to be "affiliates" of Community Home Mortgage under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of Community Home Mortgage after the Distribution generally include individuals or entities that control, are controlled by or are under common control with Community Home Mortgage, and may include senior officers and directors of Community Home Mortgage, as well as principal stockholders of Community Home Mortgage. Persons who are affiliates of Community Home Mortgage following the Distribution will be permitted to sell their shares of Community Home Mortgage common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act.

         Community Home Mortgage has applied to have its shares of common stock listed and traded on the OTCBB. At the time of the Distribution of the stock to the eSAFETYWORLD stockholders, it cannot give any assurances as to whether it will be successful in having its shares listed on the OTCBB.

Penny Stock Restrictions

         Until Community Home Mortgage's shares of common stock qualify for inclusion in the Nasdaq system, if ever, the trading of its securities, if any, will be in the over-the-counter markets which are commonly referred to as the "pink sheets" or on the OTCBB. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

         Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         In order to be included and maintain a listing on the Nasdaq SmallCap Market, a company must meet the following requirements:

      Requirements                     Initial Listing     Continued Listing
-----------------------------------  -------------------  -------------------
Net Tangible Assets(1)                   $4 million           $2 million
                                             or                   or
Market Capitalization                    $50 million          $35 million
                                             or                   or
Net Income (in latest fiscal year         $750,000             $500,000
 or 2 of last 3 fiscal years)
Public Float (shares)(2)                  1 million             500,000
Market Value of Public Float             $5 million           $1 million
Minimum Bid Price                            $4                   $1
Market Makers                                 3                    2
Shareholders (round lot holders)(3)          300                  300
Operating History(4)                       1 year                 N/A
                                             or                   or
Market Capitalization                    $50 million

Corporate Governance                         Yes                  Yes

(1) For initial or continued listing, a company must satisfy one of the following to be in compliance: the net tangible assets requirement (net tangible assets means total assets, excluding goodwill, minus total liabilities), the market capitalization requirement or the net income requirement.
(2) Public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10% of the total shares outstanding.
(3)  Round lot holders are considered holders of 100 shares or more.
(4) If operating history is less than one year, initial listing requires market capitalization of at least $50 million.

         There are no assurances that Community Home Mortgage will ever meet the minimum listing requirements of Nasdaq, or that its common stock will be accepted for quotation on Nasdaq even if it does meet the minimum requirements.

General Market Risks

         There is no public market for Community Home Mortgage's common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of Community Home Mortgage's common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time. Community Home Mortgage's proposed trading symbol does not imply that a liquid and active market will be developed or sustained for its common stock.

         The market price for Community Home Mortgage's common stock, if publicly traded, is likely to be highly volatile and subject to wide fluctuations in response to factors, many of which are beyond its control, including the following:

     o    actual or anticipated variations in quarterly operating results;

     o    changes in financial estimates by securities analysts;

     o announcements by Community Home Mortgage or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of key personnel;

     o    sales or issuances of additional shares of common stock; and

     o    potential litigation or regulatory matters.

         The market prices of the securities of microcap companies have been especially volatile. Broad market and industry factors may adversely affect the market price of Community Home Mortgage's common stock, regardless of Community Home Mortgage's actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. A stockholder lawsuit could result in substantial costs and a diversion of management's attention and resources and would adversely affect Community Home Mortgage's stock price.

         The sale or availability for sale of a substantial number of shares of Community Home Mortgage's common stock in the public market subsequent to the Distribution, pursuant to Rule 144 under the Securities Act of 1933 or otherwise, could materially adversely affect the market price of the common stock and could impair the company's ability to raise additional capital through the public or private sale of its securities. All of the 5,000,000 shares of common stock currently held by Community Home Mortgage's management are "restricted securities," as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act of 1933. The availability of Rule 144 to the holders of Community Home Mortgage's restricted securities would be conditioned on, among other factors, the availability of certain public information concerning Community Home Mortgage.

         Community Home Mortgage has 20,000,000 authorized shares of common stock. The board of directors, without stockholder approval, could issue up to 13,500,000 shares of common stock upon whatever terms it determines to whomever it determines, including persons or entities that would help its present management.

Legal Matters

         Community Home Mortgage is not involved in any litigation or legal proceedings, the outcome of which is expected to have a material adverse effect on its financial condition or results of operations.

Relationship of eSAFETYWORLD and Community Home Mortgage before and after the Distribution

         eSAFETYWORLD owns approximately 6.8% of the issued and outstanding common stock of Community Home Mortgage, which it received as consideration for entering into a consulting agreement to provide Community Home Mortgage with general business and financial consulting services relating to web-centric marketing systems and e-commerce applications for a one-year period. After the Distribution, eSAFETYWORLD will own approximately 140,385 shares representing 2.6% of the outstanding shares of Community Home Mortgage, and Community Home Mortgage will be a publicly-traded company. After the Distribution, Community Home Mortgage will not have any ownership interest in eSAFETYWORLD. There are no overlapping officers or directors.

         No ongoing agreements exist between eSAFETYWORLD and Community Home Mortgage other than an agreement under which eSAFETYWORLD has agreed to provide Community Home Mortgage with general business and financial consulting services through September 2001. Community Home Mortgage may continue to engage eSAFETYWORLD as a consultant on certain business matters thereafter.

Dividend Policy

         The payment and level of cash dividends by Community Home Mortgage after the Distribution will be subject to the discretion of the board of directors of Community Home Mortgage. Community Home Mortgage currently intends to retain future earnings, if any, for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Community Home Mortgage.

                    Community Home Mortgage's Capitalization

         The following table sets forth the unaudited capitalization of Community Home Mortgage at September 30, 2000, on an historical basis. The following data is qualified in its entirety by the combined financial statements of Community Home Mortgage and other information contained elsewhere in this document. See "Risk Factors."

         Warehouse bank loans payable................     $16,700,000
         Other notes payable.........................         220,000
                                                       ----------------
         Preferred stock.............................       2,020,000
         Common stock................................          15,000
         Additional paid-in capital..................         505,580
         Deficit.....................................         (35,000)
                                                       ----------------
             Total...................................       2,505,580
                                                       ----------------
         Total capitalization........................     $19,425,580
                                                       ================
         Capitalization per share....................           $3.53*
                                                       ================

         At September 30, 2000, Community Home Mortgage's tangible net worth was $2,505,580, or $0.46* per share.
------------------------
* The per share calculations give retroactive effect to the 10,000-for-1 stock split declared on November 3, 2000, and the issuance in November 2000 of 500,000 shares to satisfy obligations to consultants. See "Certain Transactions" and "Selling Stockholders."

                 Community Home Mortgage Management's Discussion and Analysis of Financial Condition and Results of Operations

General

         Community Home Mortgage's revenues are generated from:

     o the fees that it charges borrowers on the origination of mortgage loans,

     o the premiums paid by institutional investors when they purchase the loans from Community Home Mortgage, as well as servicing released premiums when the investor also purchases the servicing rights, and

     o interest earned during the period that the originated mortgage loan is held for sale to institutional investors, which is generally less than 30 days.

The fees charged by Community Home Mortgage to its borrowers in connection with the funding of the loans and the premium on sales of loans to third parties, less transaction costs associated with origination of the loans, are categorized as mortgage origination revenue. Community Home Mortgage sells all of its mortgage loans together with the related servicing rights to institutional investors, usually on a nonrecourse basis, in most instances within 30 days of origination. By selling its mortgages to institutional investors on a "servicing-released" basis, Community Home Mortgage avoids the administrative and collection expenses of managing a servicing portfolio, and is not faced with the risks of foreclosures, delinquencies and reacquiring and disposing of residential real estate. Community Home Mortgage does not sell mortgage loans in "securitization" transactions, but rather sells loans to financial institutions, either on a pooled or individual "whole-loan" basis, at fixed prices on a nonrecourse basis.

Operations

     Nine Months Ended September 30, 1999 and 2000

         A summary of operating results follows:

                      Nine Months Ended            Nine Months Ended
                      September 30, 1999          September 30, 2000
                  --------------------------- ----------------------------
                     Amount      Percentage      Amount      Percentage
                  ------------- ------------- ------------- --------------
Revenue            $8,124,355       100.00      8,638,430        100.00
Expenses            7,957,098        94.94      8,535,529         98.81
Pretax income         167,257         2.06        102,901          1.19

         Substantially all of the fluctuations relate to the number and mix of mortgages funded during each period. The nine months ended September 30, 2000, reflect the continued contribution of home improvement loans. Expenses were higher as Community Home Mortgage added sales offices and employees to implement its overall strategy.

     Years Ended December 31, 1997, 1998 and 1999

         A summary of activity follows:

                          Year Ended
                       December 31, 1997             Year Ended                  Year Ended
                   --------------------------     December 31, 1998           December 31, 1999
                      Amount     Percentage   -------------------------- ----------------------------
                   --------------------------    Amount     Percentage      Amount      Percentage
Revenue...........  $8,778,144     100.00     8,700,504      100.00      10,776,362       100.00
Expenses..........   8,743,016      99.60     9,007,701      103.53      10,747,247        99.73
Pretax income.....      35,128       0.40      (301,197)      (3.46)         29,115         0.27

The principal differences in operating results are discussed below.

         The mix of loans is different between years. Total mortgage loans were 3,197 in 1999, with a total principal amount of $171,137,000, compared with 1,628 loans in 1998 having a total principal balance of $153,884,000. In 1999, 2,247 loans having a total principal balance of $27,214,000 were home improvement loans. The home improvement loan division was started late in 1998, when only 575 such loans with a total principal balance of $6,725,000 were written. Home improvement loans are potentially more profitable than other mortgages because they generally have higher interest yields which are attractive to certain investors.

         The last quarter of 1999 was adversely impacted because an investor that had been purchasing home improvement loans from Community Home Mortgage ceased investing in that paper. As a result, Community Home Mortgage was required to seek other investors. During the latter three months of 1998, Community Home Mortgage substantially reduced its funding levels of home improvement loans while it was seeking new investors. During that period it continued to incur the fixed costs of maintaining the home improvement department.

         Operating expenses in 1998 include $626,826 of start-up costs relating to the home improvement division. In 1999, Community Home Mortgage relied more heavily on brokers as brokers' commissions increased from $1,751,718 in 1998 to $2,864,194 in 1999. In addition, the costs of maintaining the home improvement division was incurred for the entire year in 1999, which is the principal reason that salary costs increased by $581,402, general and administrative costs increased by $139,031 and occupancy costs increased by $58,355 over corresponding costs in 1998.

         In 1997, Community Home Mortgage funded mortgages having an aggregate principal balance of $177,234,000, compared with $153,884,000 in 1998. Expenses in 1998 included $626,826 relating to the start-up of the home improvement division. There were no other significant fluctuations.

Liquidity and Capital Resources

         Community Home Mortgage's primary operating cash requirements include the funding or payment of loan originations, interest expense incurred on borrowings under its warehouse facilities, capital expenditures, personnel and commission costs and other operating and administrative expenses.

         Community Home Mortgage generates cash flow from fees received from its borrowers for mortgage fundings, the sale of mortgage loans into the secondary market and interest income on loans held for sale.

         Community Home Mortgage has three warehouse facilities with commercial banks for an aggregate of $30.0 million that expire on various dates through December 2001. These facilities are generally renewable on an annual basis. All borrowings under the warehouse facilities are secured by the mortgage loans funded and are guaranteed by Ira Silverman.

         Community Home Mortgage's business requires continual access to short-term sources of funds. While management believes that it has sufficient funds to finance its operations and that it will be able to refinance or otherwise repay its debt in the normal course of business, there can be no assurance that the warehouse facilities will be extended or that funds generated from operations will be sufficient to satisfy such obligations.

         Community Home Mortgage will need to increase the available warehouse facilities in order to increase the volume of its loan originations and to expand its home improvement financing products. In addition, it needs to increase the volume of its loan originations in order to begin securitizing transactions, because securitization generally involves relatively large pools of loans. There are no assurances that Community Home Mortgage can or will be able to increase its available warehousing facilities.

New Accounting Pronouncements

         No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Emerging Issues Taskforce or the Securities and Exchange Commission is expected to have a material impact on Community Home Mortgage's financial position or reported results of operations.

                       Community Home Mortgage's Business

General

         Community Home Mortgage was founded in 1988 as Esquire Funding Group, Inc. and changed its name to Community Home Mortgage Corporation in 1993. It is engaged primarily in the mortgage banking business. As such, Community Home Mortgage originates, purchases, sells and services mortgage loans, and offers:

     o prime credit quality first-lien mortgage loans secured by one-to-four family residences (these loans are referred to as "prime credit quality first mortgages");

     o    government-insured loans;

     o home equity loans, both in conjunction with newly-produced government insured prime credit quality first mortgages and as a separate product;

     o home improvement loans supported by underlying collateral usually consisting of a second mortgage; and

     o sub-prime credit quality first-lien single-family mortgage loans (these loans are referred to as "sub-prime loans").

Mortgage Banking Operations

         The principal sources of revenue from Community Home Mortgage's mortgage banking business are:

     o    loan origination fees;

     o    gains from the sale of loans;

     o interest earned on mortgage loans during the period that they are held by it pending sale, net of interest paid on funds (Community Home Mortgage borrows funds to finance those mortgage loans);

     o    loan servicing fees; and

     o interest earned from the custodial balances associated with Community Home Mortgage's servicing portfolio.

Loan Production Segment

         Community Home Mortgage originates and/or purchases conventional mortgage loans, mortgage loans insured by the Federal Housing Administration, known as the "FHA," mortgage loans partially guaranteed by the Department of Veterans Affairs, known as the "VA," home equity loans and sub-prime loans. A majority of the conventional loans are conforming loans that qualify for inclusion in guarantee programs sponsored by the Federal National Mortgage Association, known as "Fannie Mae," or the Federal Home Loan Mortgage Corporation, known as "Freddie Mac." The remainder of the conventional loans are nonconforming loans, such as jumbo loans with an original balance in excess of $252,700, or other loans that do not meet Fannie Mae or Freddie Mac guidelines. As part of Community Home Mortgage's mortgage banking activities, it can make conventional loans with original balances of up to $3,000,000.

         The following table sets forth the number and dollar amount of Community Home Mortgage's prime credit quality first mortgage, home improvement and sub-prime loan production for the periods indicated. All dollar amounts are denominated in thousands.

                                                Through
                                               09/30/00         1999           1998           1997
                                             -------------- -------------- -------------- --------------
Conventional loans:
       Number..............................           225            402            579            640
       Amount..............................       $39,629        $64,023        $87,006        $89,586
     Government loans:
       Number..............................           255            456            388            665
       Amount..............................       $40,199        $66,227        $49,188        $77,182
     Sub-prime loans:
       Number..............................           145             92             86             98
       Amount..............................       $21,684        $13,673        $10,965        $10,466
     Home improvement loans:
       Number..............................         1,187          2,247            575             --
       Amount..............................       $14,327        $27,214         $6,725             --
     Total:
       Number..............................         1,812          3,197          1,628          1,403
       Amount..............................      $115,839       $171,137       $153,884       $177,234

         Community Home Mortgage is licensed or authorized to do business in 42 states as follows:

Arizona                     Maryland                      Oregon
California                  Massachusetts                 Pennsylvania
Colorado                    Michigan                      Rhode Island
Connecticut                 Minnesota                     South Carolina
Delaware                    Mississippi                   South Dakota
Florida                     Missouri                      Tennessee
Georgia                     Nebraska                      Texas
Illinois                    Nevada                        Utah
Indiana                     New Jersey                    Vermont
Iowa                        New Mexico                    Virginia
Kansas                      New York                      Washington
Kentucky                    North Carolina                West Virginia
Louisiana                   Ohio                          Wisconsin
Maine                       Oklahoma                      Wyoming

Marketing

         Community Home Mortgage's consumer group originates primarily prime credit quality first mortgage and home equity loans through referrals from real estate agents and direct contact with consumers through its network of nine retail branch offices located in:

Bellerose, NY                 Tarrytown, NY                West Orange, NJ
Brooklyn, NY                  Canonsburgh, PA              Woodbridge, NJ
Nanuet, NY                    Cincinnati, OH               Boca Raton, FL

         The branch offices serve solely as marketing and processing sources. All credit and underwriting decisions are made at Community Home Mortgage's corporate office located at 510 Broadhollow Road, Melville, New York 11747.

         Business from home improvement companies is solicited through advertising, participation by branch management in local real estate related business functions, direct solicitation by sales personnel and extensive use of direct mailings and faxes directly to independent home improvement contractors and subcontractors. Community Home Mortgage also is increasing its telemarketing solicitation efforts and plans on introducing Internet-based loan application processes and e-mail solicitation programs in 2001. Community Home Mortgage believes that this is a primary potential growth area for it.

         Community Home Mortgage believes that it offers a superior alternative to its customers through low cost loans, a broad product line which facilitates one-stop shopping, direct access to the lending decision and timely underwriting decisions. Community Home Mortgage engages RPI, an outside specialist, to conduct quality control audits of loans originated to monitor compliance with its underwriting criteria.

         Community Home Mortgage also produces prime credit quality first mortgage, home equity and sub-prime loans through mortgage loan brokers and other financial intermediaries. Approximately 10% of Community Home Mortgage's loans were produced in this manner through the first nine months of 2000. In the future, Community Home Mortgage intends to expand its relationships with mortgage brokers and will consider acquiring mortgage brokerage firms if it identifies appropriate opportunities. No acquisition-related discussions are currently in progress.

Loan Underwriting

         Community Home Mortgage's guidelines for underwriting FHA-insured and VA-guaranteed loans comply with the criteria established by those entities. Community Home Mortgage's guidelines for underwriting conventional conforming loans comply with the underwriting criteria employed by Fannie Mae and/or Freddie Mac. Community Home Mortgage's underwriting guidelines and property standards for conventional, nonconforming loans are based on the underwriting standards employed by investors for such loans. In addition, conventional loans having a loan-to-value ratio greater than 80% at origination, that are funded by Community Home Mortgage, are generally covered by primary mortgage insurance. The insurance may be paid by the borrower or the lender.

         In conjunction with fair lending initiatives introduced by both Fannie Mae and Freddie Mac, Community Home Mortgage has established affordable home loan programs for low- and moderate-income borrowers. These programs may allow for more flexible underwriting criteria than historical industry standards.

Prime Loan Underwriting

         Community Home Mortgage determines loan approval by using the following general underwriting criteria to determine if a conventional loan is a prime credit quality first mortgage loan application. Borrowers who do not qualify for a prime credit quality first mortgage may qualify for a government insured or sub-prime loan.

     Employment and Income

         Applicants must exhibit the ability to generate income, on a regular ongoing basis, in an amount sufficient to pay the mortgage payment and any other debts the applicant may have. Community Home Mortgage considers various sources of income when determining the applicant's ability, such as:

     o        salary and wages,
     o        bonus,
     o        overtime,
     o        commissions,
     o        retirement  benefits,
     o        notes receivable,
     o        interest,
     o        dividends,
     o        unemployment benefits,
     o        rental income, and
     o        other verifiable sources of income.

         The type and level of income verification and supporting documentation required may vary based upon the type of loan program selected by the applicant. For salaried applicants, evidence of employment and income is obtained through written verification of employment with the current and prior employer(s) or by obtaining a recent pay stub and W-2 form. Self-employed applicants are generally required to provide income tax returns, financial statements or other documentation to verify income.

     Debt-to-Income Ratios

         Generally, an applicant's monthly housing expense, including loan payment, real estate taxes, hazard insurance and homeowner association dues, if applicable, should be an acceptable debt ratio for the targeted investor program. Total fixed monthly obligations consist of housing expense plus other obligations such as car loans and credit card payments. Other areas of financial strength, such as equity in the property, large cash reserves or a history of meeting home mortgage or rental obligations are considered to be favorable compensating factors.

     Credit History

         An applicant's credit history is reviewed for both favorable and unfavorable occurrences. An applicant who has made payments on outstanding or previous credit obligations according to the contractual terms may be considered favorably. Items such as slow payment history, legal actions, judgments, bankruptcy, liens, foreclosure or garnishments are viewed unfavorably. In some instances, extenuating circumstances beyond the applicant's control may mitigate the effect of such unfavorable items on the credit decision.

     Property

         The property's market value is assessed to ensure that the property provides adequate collateral for the loan. Generally, properties are appraised by independent licensed real estate appraisers.

Automated or streamlined appraisal systems may also be used to confirm property values on some loan programs.

     Maximum Indebtedness to Appraised Value

         Generally, the maximum amount that Community Home Mortgage will lend is equal to 97% of the property value. For this purpose, property value is defined as appraised value or purchase price, whichever is less. However, under certain loan programs this percentage may be exceeded. Loan amounts in excess of 80% of the appraised value generally require primary mortgage insurance to protect against foreclosure loss.

     Funds for Closing

         Generally, applicants are required to have sufficient funds of their own to meet the down payment requirement. A portion of the funds may come from a gift or an unsecured loan from a municipality or a nonprofit organization. Certain programs may require the applicant to also have cash reserves after closing.

Sub-Prime Loan Underwriting

         Generally, the same information is reviewed in the sub-prime underwriting process as in the prime credit quality first mortgage loan underwriting process. Borrowers who qualify generally have payment histories and debt-to-income ratios that would not satisfy Freddie Mac and Fannie Mae underwriting guidelines and may have a record of major derogatory credit items, such as outstanding judgments or prior bankruptcies. However, sub-prime credit borrowers also include individuals whose credit histories are not adverse, but who are seeking an expedited mortgage process, or persons such as the self-employed, who have difficulty verifying their income. Community Home Mortgage's sub-prime mortgage loan underwriting guidelines establish the maximum permitted loan-to-value ratio for each loan type based upon these and other risk factors, with more risk factors resulting in lower loan-to-value ratios. On a case by case basis, it may determine that, based upon compensating factors, a prospective borrower who does not strictly qualify under the underwriting risk category guidelines warrants an underwriting exception. Compensating factors may include:

     o        low loan-to value ratio,
     o        low debt-to-income ratios,
     o        stable employment, and
     o        length of time in the same residence.

Sale of Loans

         As a mortgage banker, Community Home Mortgage customarily sells substantially all loans that it funds. Community Home Mortgage currently does not sell mortgage loans in "securitization" transactions, but rather sells loans either on an individual "whole loan" basis, or pooled in groups, to financial institutions at fixed prices, usually on a nonrecourse basis for a cash premium. Community Home Mortgage sells its mortgages to institutional investors on a "servicing-released" basis, which means that the purchaser assumes the obligations of servicing the loan. Community Home Mortgage thereby avoids the administrative expenses of managing a servicing portfolio and the associated foreclosures, delinquencies and resale of residential real estate. In the future, as funding volume increases, these loans may be packaged in the form of "private-label" securities, which may have the benefit of some form of credit enhancement such as insurance, letters of credit, payment guarantees or senior/subordinated structures.

         Home improvement loans are sold to investors in pools. In the future, if volume increases, Community Home Mortgage will consider packaging these loans in the form of securities backed by pools of these loans.

         In connection with the sale of loans, Community Home Mortgage makes customary representations and warranties relating, among other things, to compliance with laws and the underwriting rules of the buyer. In the event of a breach of such representations and warranties, Community Home Mortgage may be required to repurchase a mortgage loan and any subsequent foreclosure loss on the mortgage loan may be borne by it.

         The principal investors that purchase Community Home Mortgage's loans include:

     o        Freddie Mac,
     o        Fannie Mae
     o        Chase Manhattan,
     o        IMPAC,
     o        First Nationwide Savings,
     o        Homeside,
     o        IndyMac,
     o        Greenpoint Savings,
     o        Headlands,
     o        Fleet Financial,
     o        Associates Financial Services,
     o        American General Financial Group, and
     o        Interfirst.

Loan Servicing

         Community Home Mortgage currently is servicing a portfolio consisting of 126 conventional, fixed-rate, conforming mortgages and 500 home improvement loans.

Warehouse Credit Facilities

         Community Home Mortgage finances the funding of the mortgages that it holds for sale through lines of credit with three banks. Chinatrust Bank, Summit Bank and Residential Mortgage Services of Texas, Inc. each provides a $10,000,000 credit facility for eligible loans. Loans under these lines are collateralized by the mortgages financed from the proceeds and bear interest at rates ranging from 2.00 to 2.75 percentage points above the 30-day LIBOR rate. At September 30, 2000, the LIBOR rate was 6.61%.

Seasonality

         The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general national pattern of sales and resales of homes, although refinancings tend to be less seasonal and more closely related to changes in interest rates. Sales and resales of homes typically peak during the spring and summer seasons and decline to lower levels from mid-November through February.

Regulation

         Community Home Mortgage's mortgage banking business is subject to the rules and regulations of, and examination by, HUD, FHA, VA, Fannie Mae, Freddie Mac, Ginnie Mae and state regulatory authorities, with respect to originating, processing, funding, selling and servicing mortgage loans. Those rules and regulations, among other things, impose licensing obligations, establish standards for originating and servicing mortgage loans, prohibit discrimination, provide for inspections and appraisals of property, require credit reports on prospective borrowers and fix maximum interest rates, fees and other loan amounts in some instances.

         Moreover, FHA lenders, such as Community Home Mortgage, are required annually to submit to the Federal Housing Commissioner audited financial statements, and Ginnie Mae requires the maintenance of specified net worth levels, which vary depending on the amount of Ginnie Mae securities issued. At September 30, 2000, Community Home Mortgage met all net worth requirements. Community Home Mortgage's affairs are also subject to examination by the Federal Housing Commissioner to assure compliance with the FHA regulations, policies and procedures. In addition to other federal laws, mortgage origination activities are subject to the:

     o        Equal Credit Opportunity Act,
     o        Federal Truth-in-Lending Act,
     o        Home Mortgage Disclosure Act, and
     o        Real Estate Settlement Procedures Act.

These laws and the regulations adopted under them prohibit discrimination in lending, require the disclosure of certain basic information to mortgagors concerning credit and settlement costs, limit payment for settlement services to the reasonable value of the services rendered and require the maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution and income level.

         Although to date, Community Home Mortgage has not reacquired any properties pursuant to any foreclosure action against any borrowers, it is possible that it may, in the future, be required to foreclose and reacquire properties securing mortgage loans. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean up costs incurred by such parties in connection with the contamination. Liability under these laws has been interpreted to be joint and several, unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Although Community Home Mortgage has not incurred losses in any material respect as a result of liabilities under environmental laws, there can be no assurance that it will not experience these types of losses in the future.

Competition

         The mortgage banking industry is highly competitive and fragmented. Community Home Mortgage competes with other financial intermediaries, such as mortgage bankers and brokers, commercial banks, savings and loan associations, credit unions and insurance companies and mortgage banking subsidiaries or divisions of diversified companies. Generally, Community Home Mortgage competes by attempting to offer a wide selection of products, provide consistent and timely service and price its products at competitive rates. Many of Community Home Mortgage's competitors are larger and have substantially greater financial resources than it has.

Employees

         At September 30, 2000, Community Home Mortgage had 104 employees in the following categories:

                      Description                                  Number
-------------------------------------------------------------   -----------
Executive and administrative.................................        17
Processing, clerical and sales...............................        87
                                                                -----------
    Total....................................................       104
                                                                ===========

None of these employees is represented by a collective bargaining agent.

Legal Matters

         Community Home Mortgage is not a party to any legal or regulatory matters that it believes will result in a material adverse effect to its financial condition.

Property

         Community Home Mortgage is obligated under various leases covering its corporate offices and branch offices. These leases, which expire at various dates through 2002, call for minimum rental payments of $393,000 in 2001 and $196,000 in 2002.

Information Technology

         Community Home Mortgage designs and integrates into its operations the ability to access critical information for management on a timely basis. It uses various software programs designed specifically for the mortgage lending industry. The information system provides detailed information on loans in process, fees, commissions, closings, detailed monthly financial statements and all other aspects of running and managing the business. The system is fully integrated with all loan origination systems using enterprise-wide software.

         Community Home Mortgage recently introduced a website at www.mortgages.cc and is taking steps to have the site receive a high ranking on many search engines. It currently accepts dealer application on the Internet and makes preapproval forms available. The plan is to expand the site into a full service mortgage site in 2001.

                      Community Home Mortgage's Management

         Community Home Mortgage's directors and management consist of:

                Name                  Age                 Title
         ------------------------- -------  ------------------------------------
         Ira Silverman..........      64    Chairman, president
         Daniel Silverman.......      36    Executive vice president, director
         Richard Balogh.........      40    Chief financial  officer,  vice
                                            president, director

         Ira Silverman has been president of Community Home Mortgage since 1988. He holds a Bachelor of Science degree from Polytechnic University and a Master of Science degree from the University of Southern California.

         Daniel Silverman has been executive vice president of Community Home Mortgage since 1988. Mr. Silverman, who is Ira Silverman's son, holds a Bachelor of Science degree from Columbia University and a Master of Business Administration degree from Baruch College of the City University of New York.

         Richard Balogh is a certified public accountant who became vice president and chief financial officer of Community Home Mortgage in October 1999. From November 1993 to October 1999, Mr. Balogh held professional accounting positions with Eichler, Bergsman & Co., LLP, a New York-based public accounting firm. He holds a Bachelor of Science degree from Texas A&M University.

Board of Directors

         All directors hold office until the completion of their term of office or until their successors have been elected.

Committees of the Board of Directors

         Concurrent with the Distribution, the Community Home Mortgage board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers.

         All directors will be reimbursed by Community Home Mortgage for any expenses incurred in attending directors' meetings. Community Home Mortgage is in the process of obtaining officers and directors liability insurance.

         No final determination has yet been made as to the memberships of these committees.

Stock Option Plan

         Community Home Mortgage has a stock option plan that expires in 2010 and enables Community Home Mortgage to grant incentive stock options, nonqualified options and stock appreciation rights for up to an aggregate of 1,000,000 shares of its common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for owners of ten percent or more of the common stock. Other options and stock appreciation rights may be granted on terms determined by the compensation committee of the board of directors.

         No options are outstanding.

Executive Compensation

         The following table sets forth for each of the last three fiscal years the annual and long-term compensation earned by, awarded to or paid to each person who served as a chief executive officer of Community Home Mortgage during the last fiscal year. No executive officer of Community Home Mortgage received compensation exceeding $100,000 during the preceding fiscal year:

                                                                             Long Term Compensation
                                                                        ----------------------------------
                                         Annual Compensation                    Awards           Payouts
                                 -------------------------------------  -----------------------  ---------
                                                             Other      Restricted  Securities             All Other
                        Year                                Annual        Stock     Underlying     LTIP     Compen-
      Name and          Ended                  Bonus        Compen-     Award(s)     Options/    Payouts     sation
 Principal Position    Dec 31    Salary ($)     ($)       sation ($)       ($)       SARs (#)      ($)        ($)
---------------------  --------  ----------- -----------  ------------  ----------  -----------  --------- -----------
Ira Silverman,          1999     $      -    $       -    $       -         -               -       -      $      -
 President and CEO      1998            -            -            -         -               -       -             -
                        1997       25,000            -            -         -               -       -             -

         Community Home Mortgage currently pays Mr. Silverman a salary of $36,000 per annum. Directors Daniel Silverman and Richard Balough receive no compensation as directors separate from their regular compensation as employees of Community Home Mortgage at annual salaries of $36,000 and $70,000, respectively.

             Description of Community Home Mortgage's Capital Stock

Introduction

         Community Home Mortgage is authorized to issue 20,000,000 shares of Community Home Mortgage common stock and 1,000,000 shares of preferred stock. All common share amounts give effect to a 10,000-for-1 stock split effective November 3, 2000.

Preferred Stock

         The amended certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its board of directors. The board of directors is empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion or other rights that could adversely affect the rights of the holders of common stock. There are two classes of preferred stock issued and outstanding.

     Class A Preferred Stock

         There are 102 shares of Class A Preferred Stock issued and outstanding. This class of preferred stock is redeemable at any time, in whole or in part, at the option of Community Home Mortgage, at a redemption price of $10,000 per share. The Class A Preferred Stock also has a liquidation preference of $10,000 per share, or a total of $1,020,000, over the shares of common stock.

     Class B Preferred Stock

         There are 40 shares of Class B Preferred Stock issued and outstanding. This class of preferred stock has a liquidation preference of $25,000 per share, or a total of $1,000,000, over other classes of preferred stock and all shares of common stock.

Common Stock

         There are 5,500,000 shares of common stock issued and outstanding. The Distribution has no impact on the number of shares issued and outstanding. The holders of Community Home Mortgage common stock:

         o have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

         o are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

         o do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

         o are entitled to one noncumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but Unissued Capital Stock

         New York law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the Nasdaq, which would apply only if the Community Home

Mortgage common stock were listed on the Nasdaq, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of Community Home Mortgage, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

         One of the effects of the existence of unissued and unreserved common stock may be to enable the board of directors of Community Home Mortgage to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Community Home Mortgage by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Community Home Mortgage's management and possibly deprive the stockholders of opportunities to sell their shares of Community Home Mortgage common stock at prices higher than prevailing market prices.

No Preemptive Rights

         No holder of any class of stock of Community Home Mortgage authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of Community Home Mortgage of any kind or class.

Indemnification and Limitation of Liability for Directors and Officers

         The Community Home Mortgage Certificate of Incorporation, as amended, provides that Community Home Mortgage shall indemnify directors and officers to the fullest extent permitted by the laws of the state of New York. The Community Home Mortgage Certificate of Incorporation, as amended, also provides that a director of Community Home Mortgage shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent the exemption from liability or limitation thereof is not permitted under New York Law as the law exists or may be amended in the future.

Transfer Agent

         Standard Registrar & Transfer Company, Inc. has been appointed as the transfer agent and registrar for Community Home Mortgage's common stock effective with the Distribution. The transfer agent's address is 12528 South 1840 East, Draper, Utah 84020, and its telephone number is 801-571-8844.

             Securities of Certain Beneficial Owners and Management

         The following table sets forth information known to us regarding beneficial ownership of Community Home Mortgage's common stock as of September 30, 2000, by each person known or believed by us to own, directly or beneficially, more than 5% of our common stock, each of our directors and all of our officers and directors as a group.

         Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by the owners, have sole investment and voting power over the shares.

                                             Number of           Percent of
Name of Beneficial Owner or Group           Shares Owned        Shares Owned
----------------------------------------   ----------------   -----------------
Ira Silverman...........................      5,000,000            90.9
EB Consulting...........................        500,000(1)          9.1
eSAFETYWORLD, Inc.(2)...................        375,000(3)          6.8(3)
Daniel Silverman........................             --            --
Richard Balogh..........................             --            --
All Directors and Officers as a Group
  (3 people)(4).........................      5,000,000            90.9


(1) Edward A. Heil and R. Bret Jenkins are equal owners of EB Consulting, which owns beneficially and of record 125,000 shares, and are deemed to be the beneficial owners of 375,000 shares owned beneficially and of record by eSAFETYWORLD, of which Messrs. Heil and Jenkins are controlling stockholders.
(2)  eSAFETYWORLD's address is 80 Orville Drive, Bohemia, NY 11716.
(3) Of the shares owned, eSAFETYWORLD will distribute 234,615 shares to its stockholders. After the Distribution, eSAFETYWORLD will hold 140,385 shares, which will represent 2.6% of the total Community Home Mortgage common shares outstanding.
(4) The address for all officers and directors is 510 Broad Hollow Road, Melville, NY 11747.

                              Certain Transactions

Sale of Preferred Stock

         Community Home Mortgage sold eight and thirty-six shares of Series A Preferred Stock in 1998 and 1997, for $80,000 and $360,000, respectively, or $10,000 per share.

         It also sold seven, twenty-five and eight shares of Series B Preferred Stock in 1999, 1998 and 1997, for $175,000, $625,000 and $200,000, respectively, or $25,000 per share.

Consulting Arrangements

         On September 27, 2000, Community Home Mortgage engaged eSAFETYWORLD and an affiliated venture, EB Consulting, to provide web-centric marketing systems and e-commerce applications. In consideration of the services being provided, Community Home Mortgage agreed to pay eSAFETYWORLD and EB Consulting one-time fees of $300,000 and $100,000, respectively, payable at the election of Community Home Mortgage in either cash or 375,000 and 125,000 shares of Community Home Mortgage common stock, respectively. Community Home Mortgage has elected to pay both fees in common stock and, in accordance with the provisions of the consulting agreements, has filed the registration statement, of which this prospectus is a part, relating to the Distribution of a portion of the shares issued eSAFETYWORLD to its stockholders and the resale of the remainder of the shares issued to eSAFETYWORLD but not distributed, as well as the shares issued to EB Consulting.

                              Selling Stockholders

         This prospectus relates to the resale of 265,385 shares of Community Home Mortgage common stock by the selling stockholders. The following table provides certain information concerning the resale of shares of common stock by the selling stockholders and assumes that all shares offered by the selling stockholders will be sold. Community Home Mortgage will not receive any proceeds from the resale of the common stock by the selling stockholders.

                                                                                   Common Stock
                                                       ---------------------------------------------------------------------
                                                              Beneficially            Number            Beneficially
                                                         Owned Before Offering      to be Sold      Owned After Offering
                                                         ---------------------      ----------      --------------------
                 Selling Stockholder                      Number       Percent                      Number       Percent
ESAFETYWORLD........................................      140,385       2.6           140,385         --            --
EB Consulting.......................................      125,000       2.3           125,000         --            --
                                                                                   -------------
     Total..........................................                                  265,385
                                                                                   =============

                                 Plan of Resale

         The selling stockholders may from time to time offer any or all of their shares in one or more of the following transactions (which may include block transactions):

         o        in the over-the-counter market;

         o        through short sales of shares;

         o        in negotiated transactions other than in such markets;

         o        by pledge to secure debts and other obligations;

         o in connection with the writing of nontraded and exchange-traded put and call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

         o        in any combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The selling stockholders may compensate broker-dealers in the form of commissions, discounts or selling concessions. The broker-dealers may also receive compensation from any purchaser of the shares for whom the broker-dealers acts as agent or to whom it sells as a principal.

         The selling stockholders may also resell all or a portion of their shares in open market transactions in reliance on Rule 144 under the Securities Act, as long as they meet the criteria and comply with the requirements of that rule.

         The selling stockholders have advised Community Home Mortgage that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, and Community Home Mortgage does not intend to enter into any arrangement with any underwriter or coordinating broker-dealer with respect to sales of the shares by the selling stockholders.

         The selling stockholders and any broker-dealers that participate in the distribution of their shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling shareholders will be required to comply with the prospectus delivery requirements of the Securities Act and applicable provisions of and regulations under the Exchange Act that may limit the timing of sales of shares.

         Community Home Mortgage is required to pay all costs, expenses and fees incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholders, and the selling stockholders are required to pay any brokerage commissions or similar selling expenses incurred by them in connection with the sales of their shares.

         As used in this prospectus, "selling stockholders" includes donees, pledges, transferees or other successors-in-interest who are selling shares they received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other nonsale-related transfer.

         Upon being notified by a selling stockholder that the selling stockholder has entered into a material arrangement with a broker-dealer for the sale of the selling stockholder's shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required by Rule 424(b) under the Securities Act, disclosing certain information about the arrangement and the sale of the shares involved. In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

                                  Legal Matters

         Howard Sommers, Esq., 444 Madison Avenue, New York, New York, counsel to Community Home Mortgage, has rendered an opinion that the common stock of Community Home Mortgage to be distributed to the stockholders of eSAFETYWORLD is legally issued, fully paid and nonassessable under New York law.

                                     Experts

         The financial statements of Community Home Mortgage as of December 31, 1999, and each of the two years in the period then ended have been audited by Eichler, Bergsman & Co., LLP, Certified Public Accountants, as stated in its report appearing herein, and have been included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              Available Information

         Community Home Mortgage has filed with the SEC a registration statement on Form SB-2 with respect to the shares of Community Home Mortgage common stock to be received by the stockholders of eSAFETYWORLD in the Distribution. This document does not contain all of the information set forth in the registration statement on Form SB-2 and the exhibits thereof, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the registration statement, reference is made to that exhibit and each statement shall be deemed qualified in its entirety by that reference. The registration statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC as follows:

         o at the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549;

         o at the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, NY 10048, or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661;

         o by writing to the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         o from the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy documents and other information regarding issuers that file electronically with the SEC.

Incorporation of Documents by Reference

         Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this document, except as so modified, and any statement so superseded will not be deemed to constitute a part of this document. Community Home Mortgage will provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Community Home Mortgage Corporation, 510 Broad Hollow Road, Melville, New York 11747,
Attention: Vice President - Finance (Telephone: 631-391-9100).

Reports of Community Home Mortgage

         After the Distribution, Community Home Mortgage will be required to comply with the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, to file reports, proxy statements and other information with the SEC.

         After the Distribution, the reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above.

         Additionally, Community Home Mortgage will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

                        Index to Financial Statements of
                       Community Home Mortgage Corporation

Report of Independent Pubic Auditors....................................   F-2

Balance Sheet, December 31, 1999........................................   F-3

Statements of Operations for the Years Ended December 31,
  1999 and 1998.........................................................   F-5

Statements of Changes in Shareholders' Equity for the Years
  Ended December 31, 1999 and 1998......................................   F-6

Statements of Cash Flows for the Years Ended December 31,
  1999 and 1998.........................................................   F-7

Notes to Financial Statements...........................................   F-8

Unaudited Financial Statements:

     Condensed Balance Sheet, September 30, 2000........................  F-12

     Condensed Statements of Operations for the Nine Months
       Ended September 30, 2000 and 1999................................  F-14

     Condensed Statement of Stockholders' Equity for the Nine
       Months Ended September 30, 2000..................................  F-15

     Condensed Statements of Cash Flows for the Nine Months
       Ended September 30, 2000 and 1999................................  F-16

     Notes to Condensed Financial Statements............................  F-17

                         REPORT OF INDEPENDENT AUDITORS

We have audited the accompanying balance sheet of Community Home Mortgage Corp. as of December 31, 1999, and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Home Mortgage Corp. as at December 31, 1999, and the results of its operations, changes in stockholders'. equity and its cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

/s/ Eichler, Bergsman & Co., LLP

New York, New York
May 3, 2000

                          COMMUNITY HOME MORTGAGE CORP.
                                  BALANCE SHEET
                                DECEMBER 31, 1999

                                     ASSETS
Current assets:
 Cash (Note 8B)                                                               $         70,388
 Mortgage loans - held for sale at lower of cost
   or market (Note 3C)                                                              14,830,108
 Accrued income (Note 2A)                                                            1,471,463
 Prepaid expenses                                                                       36,219
                                                                              ----------------

          Total current assets                                                      16,408,178
                                                                              ----------------

Furniture and equipment:
 Furniture and equipment (Notes 2B, 4B and 5)                                        1,157,902
 Less:  accumulated depreciation                                                       845,337
                                                                              ----------------

          Total property and equipment                                                 312,565
                                                                              ----------------

Other assets:
 Deferred tax benefit (Note 7)                                                          61,600
 Mortgage receivable                                                                    25,126
 Security deposits, licenses, and other receivables                                    452,826
 Due from employee/related parties                                                      63,500
 Escrow account deposits - contra (Note 6)                                             233,913
                                                                              ----------------

          Total other assets                                                           836,965
                                                                              ----------------

          Total assets                                                        $     17,557,708
                                                                              ================

         The accompanying notes are an integral part of this statement.

                          COMMUNITY HOME MORTGAGE CORP.
                                  BALANCE SHEET
                                DECEMBER 31, 1999

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Warehouse bank loans payable (Note 3C)                                       $     13,891,149
 Notes payable - banks (Note 3A and B)                                                 347,072
 Accounts payable and accrued expenses                                                 439,038
 Loans payable (Note 3D)                                                               110,000
 Equipment leases payable - current (Note 4B)                                           36,000
                                                                              ----------------
          Total current liabilities                                                 14,823,259

Long-term liabilities - equipment lease payable (Note 4B)                               77,000

Other liabilities:
 Escrow account deposits - contra (Note 6)                                             233,913
                                                                              ----------------
          Total liabilities                                                         15,134,172
                                                                              ----------------

Commitments and contingencies (Note 4A and 8)                                          -

Shareholders' equity:
 Preferred stock - authorized 200 no par shares
     Issued - Series A 116 shares                                                    1,160,000
     Issued - Series B 40 shares                                                     1,000,000
 Capital stock - authorized 200 no par shares,
     issued 100 shares                                                                  20,000
 Additional paid-in capital                                                            505,580
 Deficit                                                                              (117,044)
                                                                              ----------------
                                                                                     2,568,536

Treasury stock - at cost; Preferred stock Series A
 14 shares and Capital stock 50 shares                                                (145,000)
                                                                              ----------------

                  Total shareholders' equity                                         2,423,536
                                                                              ----------------
          Total liabilities and
              shareholders' equity                                            $     17,557,708
                                                                              ================

         The accompanying notes are an integral part of this statement.

                          COMMUNITY HOME MORTGAGE CORP.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                 1999                 1998
                                                           ----------------     --------------
INCOME:
 Mortgage banking income (Note 2)                          $     10,685,348     $    8,670,776
 Interest income                                                     80,368             13,166
 Other income                                                        10,646             16,562
                                                           ----------------     --------------
          Total income                                           10,776,362          8,700,504
                                                           ----------------     --------------

EXPENSES:
 Payroll, commissions, and payroll taxes                          4,122,616          3,541,214
 Brokers' commissions                                             2,492,991          1,751,718
 Marketing expense                                                   97,889             99,294
 General and administrative                                       2,864,194          1,725,163
 Interest                                                           675,349            827,633
 Occupancy costs (Note 3A)                                          494,208            435,853
 Expenses related to start-up of new division                       -                  626,826
                                                           ----------------     --------------
          Total expenses                                         10,747,247          9,007,701
                                                           ----------------     --------------

Net income (loss) before income taxes                                29,115           (307,197)

Provision (credit) for income taxes (Note 7)                         12,000           (111,344)
                                                           ----------------     --------------
Net income (loss)                                          $         17,115     $     (195,853)
                                                           ================     ==============

         The accompanying notes are an integral part of this statement.

                                                                 COMMUNITY HOME MORTGAGE CORP.
                                                         STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                                        FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                             Preferred Stock      Preferred Stock
                           Capital Stock        Series A             Series B                  Additional
                          ----------------  ------------------   ------------------             Retained
                                                                                      Paid-In   Earnings     Treasury
                          Shares    Amount  Shares    Amount     Shares     Amount    Capital   (Deficit)      Stock        Total
                          ------   -------  ------  ----------   ------  ----------  --------   ---------    ---------   ----------
Balance, January 1, 1998     100   $20,000     108  $1,080,000      8    $  200,000  $505,580   $  61,694    $(145,000)  $1,722,274

Additional shares issued     -     -             8      80,000     25       625,000   -           -            -            705,000

Net loss                     -     -           -       -          -         -         -          (195,853)     -           (195,853)
                          ------   -------  ------  ----------   ----    ----------  --------   ---------    ---------   ----------

Balance, December 31, 1998   100    20,000     116   1,160,000     33       825,000   505,580    (134,159)    (145,000)   2,231,421

Additional shares issued     -     -           -       -            7       175,000   -           -            -            175,000

Net income                   -     -           -       -          -         -         -            17,115      -             17,115
                          ------   -------  ------  ----------   ----    ----------  --------   ---------    ---------   ----------

Balance, December 31, 1999   100   $20,000     116  $1,160,000     40    $1,000,000  $505,580   $(117,044)   $(145,000)  $2,423,536
                          ======   =======  ======  ==========   ====    ==========  ========   =========    =========   ==========

                                   The accompanying notes are an integral part of this statement.

                          COMMUNITY HOME MORTGAGE CORP.
                             STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                    1999              1998
                                                                -------------   ---------------
Cash flows from operating activities:
 Net income (loss)                                              $      17,115   $      (195,853)
 Adjustments to reconcile net loss to
   net cash provided by operating activities:
     Depreciation and amortization                                    124,468           175,868
 Changes in assets and liabilities:
     Increase in mortgage loans - held for sale                    (1,297,711)       (2,613,376)
     Increase in accrued income                                      (284,869)         (377,691)
     Increase in due from employee/related parties                    (63,500)          -
     Decrease (increase) in
       stock subscriptions receivable                                 300,000          (100,000)
     Decrease (increase) in deferred tax benefit                       12,000           (73,600)
     Decrease (increase) in income tax receivable                      37,744           (37,744)
     (Increase) decrease in prepaid expenses and
       other assets                                                  (177,364)           16,151
     Increase in warehouse bank loan payable                        1,045,628         2,305,249
     Increase in accounts payable and
       accrued expenses                                               106,873            42,716
                                                                -------------   ---------------
          Total cash flows used by
               operating activities                                  (179,616)         (858,280)
                                                                -------------   ---------------
Cash flows used in investing activities:
 Purchase of fixed assets                                             (71,527)
 Sales in excess of purchases of trading securities                   -                  79,518
                                                                -------------   ---------------
                                                                      (71,527)         (112,156)
                                                                -------------   ---------------
Cash flows from financing activities:
 (Decrease) increase in loan payable                                  (60,000)          170,000
 (Decrease) increase in equipment lease payable                       (46,510)          159,510
 Increase (decrease) in bank loans                                     32,936          (118,481)
 Sale of preferred stock                                              175,000           705,000
                                                                -------------   ---------------
          Total cash flows provided by
              financing activities                                    101,426           916,029
                                                                -------------   ---------------
Net cash - decrease                                                  (149,717)          (54,407)
Cash - beginning of year                                              220,105           274,512
                                                                -------------   ---------------
Cash - end of year                                              $      70,388   $       220,105
                                                                =============   ===============

               The accompanying notes are an integral part of this statement.

                          COMMUNITY HOME MORTGAGE CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - ORGANIZATION

         Community Home Mortgage Corp. (the "Company") was organized on December 12, 1988 in New York. The Company is licensed by various states to conduct business as a mortgage banker. As such, the Company originates, sells, and services consumer mortgage loans and home improvement loans on residential properties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A.    Revenue Recognition

               Mortgage banking income which includes origination fees, points, service release income, processing fees, interest and net gains on sale of mortgages is recognized, net of estimated costs, when the final commitment is granted to the customer and all significant services have been performed. In the case of home improvement loans, net gains are not recognized until a final commitment from an investor is obtained.

         B.    Property and Equipment

               Depreciation is provided over the estimated useful lives of the assets utilizing the straight-line and accelerated methods. Routine maintenance, repairs and replacement costs are charged against income as incurred.

         C.    Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results may differ from those estimates.

         D.    Amortization of Investment in Servicing Portfolio

               The cost of acquiring a portfolio of mortgage loans to be serviced is being amortized based on the amount of the aggregate of principal reduction during the year related to the total of the principal of the portfolio on the date of acquisition.

NOTE 3 - LINES OF CREDIT AND NOTES PAYABLE

          A. The Company has a secured line of credit with a New York bank in the amount of $250,000, with interest charged at prime plus 1 1/2%. The security for the line is the general assets of the Company. At December 31, 1999, the Company's borrowings under this line amounted to $239,056.

          B. The Company is obligated under two self-liquidating loans (aggregating $108,016) that bear interest at prime plus 1%. These loans are secured by the Company's general assets.

          C. The Company has arranged lines of credit with certain banks in order to warehouse certain eligible mortgage loans. At December 31, 1999, the lines of credit aggregate $30,000,000 at rates varying from 30 day LIBOR plus 2% to 30 day LIBOR plus 2 3/4%. The borrowings against these lines are secured by the mortgage loans held for sale. The principal shareholder of the Company has guaranteed the borrowings under the warehouse lines of credit.

          D. The Company also has issued three short-term notes totaling $110,000 that are unsecured at interest rates of 12%.


NOTE 4 - LEASES

          A.   Operating:

               The Company presently occupies office space under a lease agreement dated July 7, 1997, which expires August 31, 2002. The Company also has lease agreements for its branch offices, with varying expiration dates through June 30, 2002. The future minimum cash rental payments under the above lease agreements are as follows:

                           2000                    $   395,000
                           2001                        393,000
                           2002                        196,000
                                                   -----------
                                                   $   984,000
                                                   ===========

          B.   Capital:

               The Company has leased telephone and computer equipment.

               Future minimum lease payments for assets under capital leases are as follows for the twelve months ended December 31:

                        2000                                $       45,000
                        2001                                        45,000
                        2002                                        30,000
                        2003                                        12,000
                                                            --------------
                        Total minimum lease payments               132,000
                        Less amount representing interest           19,000
                                                            --------------
                        Present value of net minimum
                           lease payments                          113,000
                        Less current maturities                     36,000
                                                            --------------
                        Long-term obligation                $       77,000
                                                            ==============

NOTE 5 - FURNITURE AND EQUIPMENT - AT COST

         Furniture and equipment consists of the following:

                        Computer and telephone equipment
                           and software                     $      969,657
                        Furniture, fixtures, and
                           leasehold improvements                  188,245
                                                            --------------
                                                                 1,157,902
                        Less accumulated depreciation              845,337
                                                            --------------

                            Property and equipment - net    $      312,565
                                                            ==============


                        Included in equipment is $179,200 of capitalized leases (see Note 4B).

NOTE 6 - ACCOUNTS - CONTRA

         The contra accounts include escrow funds held related to the servicing portfolio.

NOTE 7 - INCOME TAX BENEFITS

         As of December 31, 1999, the Company has a net operating loss carryforward of approximately $110,000 which results in a deferred tax benefit of $61,600.

         The provision (credit) for income taxes consists of the following:

                                                 1999              1998
                                             -----------      -------------
                           Current           $   -            $     (37,774)
                           Deferred               12,000            (73,600)
                                             -----------      -------------
                                             $    12,000      $    (111,344)
                                             ===========      =============

NOTE 8 - CONTINGENCIES

         A. There are various claims made against the Company in the normal course of business that the Company and its counsel believe lack merit and the Company has valid defenses to these claims.

               The Company believes that the disposition of these matters will not have a material adverse effect on the financial position of the Company.

         B. The Company places its temporary cash investments with a higher credit quality financial institution. Such investments are generally in excess of the FDIC insurance limit. The Company has not experienced any losses due to the aforementioned cash investments.

         C. The Company has instituted a 401(k) employee benefit plan. The Company may make matching contributions at its discretion.

                       COMMUNITY HOME MORTGAGE CORPORATION
                            BALANCE SHEET (UNAUDITED)
                               September 30, 2000

ASSETS
CURRENT ASSETS
      CASH                                                                     $         199,932
      MORTGAGE LOANS - HELD FOR SALE                                                  17,357,997
      ACCRUED INCOME, NET                                                              1,111,768
      PREPAID EXPENSES                                                                    55,110
                                                                               -----------------
            TOTAL CURRENT ASSETS                                               $      18,724,807

PROPERTY AND EQUIPMENT
      FURNITURE, FIXTURES & EQUIPMENT                                                  1,241,383
      LESS: ACCUMULATED DEPRECIATION                                                     916,454
                                                                               -----------------
            PROPERTY AND EQUIPMENT - net                                                 324,929

      OTHER ASSETS
            DEFERRED TAX BENEFIT                                                          61,600
            SECURITY DEPOSITS, LICENSES, AND
              OTHER RECEIVABLES                                                          535,888
            DUE FROM EMPLOYEE/RELATED PARTIES                                             73,540
            ESCROW ACCOUNT DEPOSITS                                                      218,447
                                                                               -----------------

                 TOTAL OTHER ASSETS                                                      889,475
                                                                               -----------------

                     TOTAL ASSETS                                              $      19,939,211
                                                                               =================

                  See notes to condensed financial statements.

                       COMMUNITY HOME MORTGAGE CORPORATION
                            BALANCE SHEET (UNAUDITED)
                               September 30, 2000

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
      WAREHOUSE BANK LOANS PAYABLE                                             $      16,676,444
      NOTES PAYABLE - BANKS                                                              222,114
      ACCRUED EXPENSES                                                                    87,769
      LOANS PAYABLE                                                                      110,000
      CAPITAL LEASES PAYABLE                                                              29,400
      PROVISION FOR INCOME TAX                                                            21,000
                                                                               -----------------
            TOTAL CURRENT LIABILITES                                           $      17,146,727

LONG-TERM LIABILITIES
      EQUIPMENT LEASE PAYABLE                                                             68,600

OTHER LIABILITIES
      ESCROW ACCOUNT DEPOSITS - CONTRA                                                   218,447
                                                                               -----------------

            TOTAL LIABILITIES                                                         17,433,774

SHAREHOLDERS' EQUITY
      COMMON STOCK - AUTHORIZED 1000 NO PAR SHARES,
        ISSUED 500 SHARES                                                                 15,000
      PREFERRED STOCK - AUTHORIZED 1000 NO PAR SHARES
        ISSUED SERIES A 102 SHARES                                                     1,020,000
        ISSUED SERIES B 40 SHARES                                                      1,000,000
      ADDITIONAL PAID IN CAPITAL                                                         505,580
      RETAINED EARNINGS                                                                  (35,143)
                                                                               -----------------

            TOTAL SHAREHOLDERS' EQUITY                                                 2,505,437
                                                                               -----------------

            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $      19,939,211
                                                                               =================

                  See notes to condensed financial statements.

                       COMMUNITY HOME MORTGAGE CORPORATION
                              Statements of Income
              For the Nine Months Ended September 30, 2000 and 1999
                                   (Unaudited)


                                                       2000        1999
                                                   ----------   ----------
INCOME:
Mortgage Banking Income                            $8,408,556   $7,905,598
Interest income                                       229,874      218,757
                                                   ----------   ----------
Total                                               8,638,430    8,124,355
                                                   ----------   ----------

EXPENSES:
Payroll, commissions and payroll taxes              3,402,827    3,387,313
Broker commissions                                  1,793,076    1,915,346
Marketing                                              75,348       82,364
General and administrative                          2,326,953    1,671,694
Interest                                              462,282      440,680
Occupancy                                             475,043      459,701
                                                   ----------   ----------
Total                                               8,535,529    7,957,098
                                                   ----------   ----------

INCOME BEFORE TAXES                                   102,901      167,257

INCOME TAXES                                          (21,000)     (45,000)
                                                   ----------   ----------
NET INCOME                                         $   81,901   $  122,257
                                                   ==========   ==========

BASIC EARNINGS PER SHARE                           $     0.02   $     0.02
                                                   ==========   ==========

Note - Basic earnings per share give retroactive effect to the 10,000 for 1 stock split declared in November 2000.

                  See notes to condensed financial statements.

                                          COMMUNITY HOME MORTGAGE CORPORATION
                                     Statement of Changes in Shareholders' Equity
                                      For the Nine Months Ended September 30, 2000
                                                      (Unaudited)


                                       Preferred Stock    Preferred Stock
                      Common Stock         Series A          Series B                    Retained
                     --------------    ---------------    ----------------   Paid-In     Earnings    Treasury
                     Shares  Amount    Shares   Amount    Shares    Amount    Capital    (Deficit)     Stock      Total
                     ------  ------    ------   ------    ------    ------    -------    ---------     -----      -----
Balance,
  beginning of year    100   $20,000    116   $1,160,000    40    $1,000,000  $505,580   ($117,044)  ($145,000)  $2,423,536

Net effect of
  stock split and
  retirement of stock  400    (5,000)   (14)    (140,000)                  -         -           -     145,000

Net Income                                                                                  81,901                   81,901
                                                                                            ------                   ------
Balance at
  September 30, 2000   500   $15,000    102   $1,020,000    40    $1,000,000  $505,580    ($35,143)              $2,505,437
                       ===   =======    ===   ==========    ==    ==========  ========    ========               ==========

Note - The Company declared a 10,000 for 1 stock split in November 2000.

                  See notes to condensed financial statements.

                       COMMUNITY HOME MORTGAGE CORPORATION
                            Statements of Cash Flows
              For the Nine Months Ended September 30, 2000 and 1999
                                   (Unaudited)

                                                                         2000           1999
                                                                     -----------    -----------
Cash flows from operating Activities
  Net income                                                         $    81,901    $   122,257
    Adjustments to reconcile net loss to net cash provided by
      operating activities:
        Depreciation and amortization                                     71,117         83,967
    Changes in assets and liabilities
      Increase in Mortgage loans  - held for sale                     (2,527,889)       421,007
      Decrease in accrued income                                         359,695         25,170
      Increase in other assets                                           (86,867)       386,198
      Increase in warehouse bank loan payable                          2,785,295       (159,089)
      Decrease in accounts payable and accrued expenses                 (294,038)      (146,596)
                                                                     -----------    -----------
          Total cash flows used by
            Operating activities                                         389,214        732,914
                                                                     -----------    -----------
Cash flows provided in investing activities
  Purchase of fixed assets                                               (83,461)      (166,923)
                                                                     -----------    -----------
Cash flows from financing activities
  Decrease in bank loans                                                 (16,189)       (50,920)
  Decrease in equipment lease payable                                    (15,000)       (48,695)
  Retirement of treasury stock                                          (145,000)             -
                                                                     -----------    -----------
          Total cash flows used by
            financing activities                                        (176,189)       (99,615)
                                                                     -----------    -----------
Net cash - increase                                                      129,544        467,276

Cash - beginning of period                                                70,388        220,105
                                                                     -----------    -----------
Cash - end of period                                                 $   199,932    $   687,381
                                                                     ===========    ===========

                  See notes to condensed financial statements.

                       COMMUNITY HOME MORTGAGE CORPORATION
                     Notes to Condensed Financial Statements
                                   (Unaudited)


1. Basis of Presentation

         The accompanying interim condensed financial statements for the nine month periods ended September 30, 2000 and 1999 are unaudited and include all adjustments considered necessary by Management for a fair presentation. The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year

2. Stock Split

         The Company declared and effected a 10,000 for 1 split of its common stock effective November 3, 2000.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 722-725 of the New York Business Corporations Law and the Registrant's Certificate of Incorporation, as amended, provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy as expressed in the Securities Act, and therefore, is unenforceable. (See "Item 28. Undertaking.")

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses payable by Registrant in connection with the offering:

            Nature of Expense                                          Amount

SEC registration fees........................................    $       62.04
Transfer agent and registrar fees and expenses...............             -
Nasdaq OTC:BB fees...........................................             -
Accounting fees and expenses.................................
                                                                     30,000.00

Legal fees and expenses......................................
                                                                     50,000.00

Printing and engraving expenses..............................
                                                                      5,000

State securities laws compliance fees and expenses...........             -
Miscellaneous................................................
                                                                      5,000

                                                                 ---------------
         Total...............................................    $
                                                                     90,062.04
                                                                 ===============

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         During the three years preceding the filing of this registration statement, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

         1. In 1997, 36 shares of Series A Preferred Stock were issued and sold for $360,000 in gross proceeds to two accredited investors.

         2. In 1997, eight shares of Series B Preferred Stock were issued and sold for $200,000 in gross proceeds to two accredited investors.

         3. In 1998, eight shares of Series A Preferred Stock were issued and sold for $80,000 in gross proceeds to one accredited investor.

         4. In 1998, 25 shares of Series B Preferred Stock were issued and sold for $625,000 in gross proceeds to 14 accredited investors.

         5. In 1999, seven shares of Series B Preferred Stock were issued and sold for $175,000 in gross proceeds to 2 accredited investors.

         6. In November  2000,  Registrant  issued 375,000 and 125,000 shares to
eSAFETYWORLD,  Inc.  and  EB  Consulting,   respectively,  in  consideration  of
consulting services rendered.

         Each transaction with Registrant was negotiated in face-to-face discussions between executives of Registrant and each investor. Registrant provided each such investor with business and financial information. Each such investor had the opportunity to ask questions of and receive answers from executive officers of Registrant and was provided with access to Registrant's documents and records in order to verify the information provided. Because of sophistication, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with Registrant. Each purchaser confirmed in writing that the securities were being acquired for investment and that the certificates evidencing the securities would bear a restrictive legend; such certificates do bear a restrictive legend. No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid.

         The foregoing issuances and sales of securities were effected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended.

         On November 3, 2000, Registrant effected a 10,000-for-1 stock split of its issued and outstanding common stock, which increased its issued and outstanding shares from 500 shares to 5,000,000 shares, without the payment of any commission or other remuneration, in reliance on the exemption from registration provided in section 3(a)(9) under the Securities Act of 1933, as amended.

                                ITEM 27. EXHIBITS

Exhibits

                   SEC
   Exhibit      Reference
    Number        Number                            Title of Document                                Location
-------------- ------------ ------------------------------------------------------------------- -------------------

      Item 3.               Articles of Incorporation and Bylaws
-------------- ------------ ------------------------------------------------------------------- -------------------
         3.01         3     Certificate of Incorporation as filed December 12, 1988             This filing
         3.02         3     Amendment to Certificate of Incorporation of January 31, 1993       This filing
         3.03         3     Amendment to Certificate of Incorporation of February 11, 1993      This filing
         3.04         3     Amendment to Certificate of Incorporation of February 17, 1993      This filing
         3.05         3     Amendment to Certificate of Incorporation of March 12, 1993         This filing
         3.06         3     Amendment to Certificate of Incorporation of January 7, 1997        This filing
         3.07         3     Amendment to Certificate of Incorporation of January 29, 1998       This filing
         3.08         3     Amendment to Certificate of Incorporation of March 19, 1999         This filing
         3.09         3     Amendment to Certificate of Incorporation of January 20, 2000       This filing
         3.10         3     Amendment to Certificate of Incorporation of November 3, 2000       This filing
         3.11         3     Amendment to Certificate of Incorporation of November 21, 2000      This filing
         3.12         3     Bylaws as amended                                                   This filing

      Item 4.               Instruments Defining the Rights of Holders, Including Indentures
-------------- ------------ ------------------------------------------------------------------- -------------------
         4.01         4     Specimen common stock certificate                                   This filing
         4.02         4     Specimen preferred stock certificate                                This filing

      Item 5.               Opinion re: Legality
-------------- ------------ ------------------------------------------------------------------- -------------------
         5.01         5     Opinion of Howard M. Sommers, Esq.                                  To be filed by
                                                                                                amendment

     Item 10.               Material Contracts
-------------- ------------ ------------------------------------------------------------------- -------------------
        10.01        10     Mortgage Loan Warehouse and Security Agreement between Summit       This filing
                            Bank and Registrant, dated November 15, 1999
        10.02        10     Mortgage and Co-Op Loan Warehouse and Security Agreement between    This filing
                            Chinatrust Bank (U.S.A.) and Registrant dated January 18, 2000
        10.03        10     Mortgages Purchase Agreement between HSA Residential Mortgage       This filing
                            Services of Texas, Inc. and Registrant dated August 11, 1999
        10.04        10     Lease Agreement between 510 Joint Venture and Registrant dated      This filing
                            July 7, 1997
        10.05        10     Letter of Approval from Federal National Mortgage Association,      This filing
                            known as "Fannie Mae" dated July 17, 1996
        10.06        10     Letter of Approval from Federal Home Loan Mortgage Corporation,     This filing
                            known as "Freddie Mac" dated July 17, 1996
        10.07        10     Letter of Approval from Department of Veterans Affairs dated June   This filing
                            17, 1993
        10.08        10     Letter of Approval from U.S. Department of Housing and Urban        This filing
                            Development "HUD" dated July 24, 1996
        10.09        10     Consulting Agreement between Registrant and eSAFETYWORLD, Inc.      This filing
                            dated September 28, 2000
        10.10        10     Consulting Agreement between Registrant and EB Consulting, Dated    This filing
                            September 28, 2000
        10.11       10      2000 Stock Incentive Plan                                           This filing

     Item 23.               Consents of Experts and Counsel
-------------- ------------ ------------------------------------------------------------------- -------------------
        23.01      23       Consent of Eichler, Bergsman & Co., LLP, Independent Accountants    This filing
        23.02      23       Consent of Howard M. Sommers, Esq., Registrant's counsel            To be filed by
                                                                                                  amendment

     Item 27.               Financial Data Schedule
-------------- ------------ ------------------------------------------------------------------- -------------------
        27.01        27     Financial Data Schedule for the year ended December 31, 1999        This filing
        27.02        27     Financial Data Schedule for the period ended September 30, 2000     This filing

                              ITEM 28. UNDERTAKING

Rule 415 Offering (Regulation SB, Item 512(a)):

     The Registrant will:

              (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii)Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         NOTE: Registrants do not need to give the statements in paragraphs
         (a)(1)(i) and (a)(1)(ii) of this Item if the registration statement is on Form S-3 or S-8 (ss.ss.239.13 or 239.16b of this chapter), and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Indemnification (Regulation SB, Item 512(e)):

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on November 28, 2000.

                                         Community Home Mortgage Corp.

                                         By /s/  Ira Silverman
                                            --------------------------------
                                            Ira Silverman
                                            Its Chairman and President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

                                    /s/  Ira Silverman,
                                    President and Chairman

                                    /s/  Daniel Silverman, Executive Vice
                                    President and Director


                                    /s/  Richard Balogh, Chief Financial
                                    Officer and Director